Exhibit 5.1

October 15, 2013

TherapeuticsMD, Inc.

6800 Broken Sound Parkway NW

Third Floor

Boca Raton, FL 33487

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel to TherapeuticsMD, Inc., a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about October 15, 2013 in connection with the registration under the Securities Act of 1933, as amended, of 13,276,293 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to awards outstanding under the AMHN, Inc. 2009 Long Term Incentive Compensation Plan, as amended (the “LTIP”), 1,625,000 shares of Common Stock issuable pursuant to awards outstanding under the TherapeuticsMD, Inc. Amended and Restated 2012 Stock Incentive Plan (the “Amended and Restated 2012 SOP” and collectively with the LTIP, the “Plans”), 11,723,707 shares of Common Stock available for issuance under the LTIP, and 8,375,000 shares of Common Stock available for issuance under the Amended and Restated 2012 SOP. The shares of Common Stock issuable pursuant to the Plans are collectively referred to as the “Shares.” The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Amended and Restated Articles of Incorporation of the Company, as currently in effect;

B. The Bylaws of the Company, as currently in effect;

C. Various resolutions of the Board of Directors of the Company authorizing the issuance of the Shares and adopting the Plans;

D. The Plans; and

E. The Registration Statement.

GREENBERG TRAURIG, LLP ■ ATTORNEYS AT LAW ■ WWW.GTLAW.COM

2375 East Camelback Road, Suite 700 ■ Phoenix, Arizona 85016 ■ Tel 602.445.8000 ■ Fax 602.445.8100

TherapeuticsMD, Inc.

October 15, 2013

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through E above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the Plans, will be validly issued, fully paid, and nonassessable.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than the existing laws of the United States of America, and of the Nevada Revised Statutes, the Nevada Constitution, and reported judicial decisions relating thereto. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, to the inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP